Exhibit 3.2

CORRECTED

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOMARIN PHARMACEUTICAL INC.

Pursuant to Section 103(f) of the General

Corporation Law of the State of Delaware

BioMarin Pharmaceutical Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: On June 12, 2003 the Corporation filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware.

SECOND: The Certificate of Amendment was an inaccurate record of the Corporation’s intent in that it neglected to set forth the complete text of Article IV of the Amended and Restated Certificate of Incorporation. The text of the Certificate of Amendment is hereby corrected to read in its entirety as follows:

BioMarin Pharmaceutical Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. On June 11, 2003, the Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for the consideration of such amendment at the Corporation’s annual meeting of stockholders.

2. Thereafter, pursuant to the resolution of the Corporation’s Board of Directors, the annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

3. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The number of shares of Common Stock which the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares, par value $0.001 per share (the “Common Stock”). The number of shares of Preferred Stock which the Corporation is authorized to issue is One Million (1,000,000) shares, par value $0.001 per share (“Preferred Stock”).

Shares of Common Stock may be issued from time to time for such consideration as the Board of Directors may determine pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). Shares of Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

Except as otherwise required by law or herein, the holder of each share of Common Stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Preferred Stock shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class (except as required by the General Corporation Law of Delaware). Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.”

5. The capital of the Corporation shall not be reduced under or by reason of said amendment.

THIRD: This Corrected Certificate of Amendment has been prepared in accordance with the provisions of Section 103(f) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Corrected Certificate of Amendment to be executed this 4th day of April, 2005.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Louis Drapeau
Name:	Louis Drapeau
Title:	Secretary